Exhibit 20.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071
PHONE: 213 687-7700   WWW.RSAC.COM   FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428 kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES NEW BOARD MEMBER

     Los Angeles, CA — October 27, 2004 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Mark V. Kaminski, 49, will join its Board of Directors effective November 1, 2004. Mr. Kaminski served as Chief Executive Officer and a Director of Commonwealth Industries, Inc. from November 1990 to 2004. Prior to joining Commonwealth Industries in 1987, he served in various positions at Atlantic Richfield Corporation (ARCO). Mr. Kaminski received a B.S. degree in Business from Indiana University and an Advanced Management degree from Harvard Business School.

     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of 105 processing and distribution centers in 30 states and Belgium, France and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.

     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 8, 2004 issue of Fortune.

     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

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